Fraser Milner Casgrain LLP

June 23, 2005 Stantec Inc. 10160 – 112 Street Edmonton, Alberta T5K 2L6	Fraser Milner Casgrain LLP 2900 Manulife Place 10180 - 101 Street Edmonton, AB T5J 3V5 Canada

Dear Sirs/Mesdames:

Re:	Stantec Inc. Registration Statement on Form F-4 (File No. 333-124748)

We have acted as Canadian counsel to Stantec Inc., a corporation incorporated under the Canada Business Corporations Act (the “Company”), in connection with the Registration Statement on Form F-4 (the “Registration Statement”) (Registration No. 333-124748) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, relating to the proposed issuance by the Company of common shares (the “Shares”), in connection with the merger (the “Merger”) contemplated by the Agreement and Plan of Merger and Reorganization, dated as of April 14, 2005, as amended May 9, 2005 (the “Merger Agreement”), among the Company, Stantec Consulting California Inc. and The Keith Companies, Inc. (“Keith”). It is our understanding that, upon consummation of the Merger, each outstanding share of common stock of Keith (other than certain shares of common stock of Keith that will be cancelled) will be converted into the right to receive cash and Shares, all as more fully described in the Registration Statement. This opinion is being delivered in connection with the Registration Statement, to which this opinion appears as an exhibit.

We have examined the Registration Statement and the Merger Agreement. We also have examined the originals, or duplicate, certified, conformed, telecopied or photostatic copies, of such corporate records, agreements, documents and other instruments and have made such other investigations as we have considered necessary or relevant for the purposes of this opinion. With respect to the accuracy of factual matters material to this opinion, we have relied upon certificates or comparable documents and representations of public officials and of officers and representatives of the Company.

In giving this opinion, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to authentic original documents of all documents submitted to us as duplicates, certified, conformed, telecopied or photostatic copies and the authenticity of the originals of such latter documents.

Fraser Milner Casgrain llp
Stantec Inc.	Page 2

Based and relying upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that when the Shares shall have been issued in accordance with the terms of the Merger Agreement, the Shares will be validly issued, fully paid and non-assessable.

This opinion is based upon and limited to the laws of the Province of Alberta and the laws of Canada applicable therein.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of our name where it appears in the proxy statement/prospectus included in the Registration Statement. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

This opinion is addressed to you for your sole benefit in connection with the above-described transaction. This opinion may not be relied upon by you for any other purpose or relied upon by, or furnished to, any other person, firm or corporation, or quoted from or referred to in any document other than the Registration Statement, or used for any other purpose, without our prior written consent. This opinion is given as of the date hereof and we disclaim any obligation or undertaking to advise the addressee hereof of any change in law or fact affecting or bearing upon this opinion occurring after the date hereof which may come or be brought to our attention.

Yours truly,

/s/  Fraser Milner Casgrain LLP

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